EXHIBIT 9 (mm)



                   CO-ADMINISTRATION AGREEMENT


                          March 31, 1995


Counsellors Funds Service, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Sirs:

          The RBB Fund, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, confirms its agreement with Counsellors Funds Service, Inc. ("Counsellors Service") with respect to the Warburg Pincus Tax Free Fund (the "Fund"), a portfolio of the Company, as follows:

     1.   Investment Description; Appointment
          -----------------------------------

          The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Company's Articles of Incorporation, as amended from time to time (the "Charter"), in the Company's By-laws, as amended from time to time (the "By-laws"), in the Fund's prospectus (the "Prospectus") and statement of additional information (the "Statement of Additional Information") as in effect from time to time, and in such manner and to the extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Fund's Prospectus and Statement of Additional Information and the Company's Charter and By-laws have been submitted to Counsellors Service. The Fund employs Warburg, Pincus Counsellors, Inc. (the "Adviser") as its investment adviser. The Company desires to employ and hereby appoints Counsellors Service as its co-administrator for the Fund. Such co-administration services shall be in addition to those provided to the Company by PFPC, Inc. pursuant to the Co-Administration Agreement dated August 4, 1994.
            Counsellors Service accepts this appointment and agrees to furnish the services for the compensation set forth below.

     2.   Services as Co-Administrator
          ----------------------------

          Subject to the supervision and direction of the Board of Directors of the Company, Counsellors Service will:

          (a) assist in supervising all aspects of the Fund's operations, except those performed by other parties pursuant to written agreements with the Company;

          (b) provide various shareholder liaison services including, but not limited to, responding to inquiries of shareholders regarding the Fund, providing information on shareholder investments, assisting shareholders of the Fund in changing dividend options, account designations and addresses, and other similar services;

          (c) provide certain administrative services including, but not limited to, providing periodic statements showing the account balance of a Fund shareholder and integrating the statements with those of other transactions and balances in the shareholder's other accounts serviced by the Fund's custodian or transfer agent;

          (d) supply the Fund with office facilities (which may be Counsellors Service's own offices), data processing services, clerical, internal executive and administrative services, and stationery and office supplies;

          (e) furnish corporate secretarial services, including assisting in the preparation of materials for Board of Directors meetings and distributing those materials and assisting in the preparation of minutes of meetings of the Company's Board of Directors and any Committees thereof and of the Fund's shareholders;

          (f) coordinate the preparation of reports to the Fund's shareholders of record and the Securities and Exchange Commission (the "SEC") including, but not limited to, proxy statements; annual, semi-annual and quarterly reports to shareholders; annual and semi-annual reports on Form N-SAR; and post-effective amendments to the Fund's Registration Statement on Form N-1A (the "Registration Statements");

          (g) develop computer systems for the generation of consolidated periodic reports to investors;

          (h)  assist in other regulatory filings as necessary;

          (i) assist the Fund's investment adviser, at the investment adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the investment adviser in monitoring compliance with the Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

          (j) acting as liaison between the Fund and the Fund's independent public accountants, counsel, custodian or custodians,



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

transfer agent and co-administrator and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

          In performing all services under this Agreement, Counsellors Service shall act in conformity with applicable law, the Company's Charter and By-Laws, and all amendments thereto, and the investment objective, investment policies and other practices and policies set forth in the Fund's Registration Statement, as such Registration Statement and practices and policies may be amended from time to time.

     3.   Compensation
          ------------

          In consideration of services rendered pursuant to this Agreement, the Fund will pay Counsellors Service on the first business day of each month a fee for the previous month at an annual rate of .10% of the Fund's average daily net assets. The fee for the period from the date Counsellors Service commences its operations on behalf of the Fund to the end of the month during which Counsellors Service commences such operations shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Counsellors Service, fees shall be calculated monthly and the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information as from time to time in effect.

     4.   Expenses
          --------

          Counsellors Service will bear all expenses in connection with the performance of its services under this Agreement; provided, however, that the Fund will reimburse
           --------  -------
Counsellors Service for the out-of-pocket expenses incurred by it on behalf of the Fund. Such reimbursable expenses shall include, but not be limited to, postage, telephone, telex and Federal Express charges. Counsellors Service will bill the Fund as soon as practicable after the end of each calendar month for the expenses it is entitled to have reimbursed.

          The Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Company who are not officers, directors, or employees of the Adviser or Counsellors Service; Securities and Exchange Commission fees and state Blue Sky qualification fees; charges of custodians and transfer and dividend disbursing agents; certain insurance



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

premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; except as otherwise provided herein, costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings, and meetings of the officers of Board of Directors of the Company; costs of any pricing services; and any extraordinary expenses.

     5.   Standard of Care
          ----------------

          Counsellors Service shall exercise its best judgment in rendering the services listed in paragraph 2 above. Counsellors Service shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates provided that nothing in this Agreement shall be deemed to protect or purport to protect Counsellors Service against liability to the Fund or to its shareholders to which Counsellors Service would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of Counsellors Service's reckless disregard of its obligations and duties under this Agreement.

     6.   Term of Agreement
          -----------------

          This Agreement shall become effective on the day following approval by the Board of Directors of the Company including a majority of the Board of Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of any party to this Agreement, and shall continue until September 16, 1995 and shall continue automatically (unless terminated as provided herein) for successive annual periods ending on September 16 of each year, provided that such continuance is specifically approved at least annually by the Board of Directors of the Company, including a majority of the Board of Directors who are not "interested persons" of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by vote of holders of a majority of the Fund's shares, or upon 60 days' written notice, by Counsellors Service.

     7.   Service to Other Companies or Accounts
          --------------------------------------

          The Company understands that Counsellors Service now acts, will continue to act and may act in the future as administrator, co-administrator or administrative services agent to one or more other investment companies, and the Company has no objection to Counsellors Service's so acting. The Company



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

understands that the persons employed by Counsellors Service to assist in the performance of Counsellors Service's duties hereunder will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Counsellors Service or any affiliate of Counsellors Service to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     8.   Limitation of Liability
          -----------------------

          The Company and Counsellors Service agree that the obligations of the Company under this Agreement will not be binding upon any of the directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Fund, as provided in the Company's Charter. The execution and delivery of this Agreement has been authorized by the Board of Directors of the Company, and signed by an authorized officer of the Company, acting as such, and neither the authorization by the Board of Directors nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the property of the Fund as provided in the Charter.

          If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.


                                   Very truly yours,

                                   RBB FUND, INC.


                                   By:/s/ Edward J. Roach
                                      -------------------
                                   Name:Edward J. Roach
                                   Title:President
Accepted:

COUNSELLORS FUNDS SERVICE, INC.


By:/s/ Eugene P. Grace
   -------------------
Name:Eugene P. Grace
Title:Vice President









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